UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
Specialized Disclosure Report
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METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-2816 (Commission File Number)	36-2090085 (IRS Employer Identification No.)

7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)

Douglas A. Koman, Chief Financial Officer
(708) 867-6777
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

[X]	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 - Conflict Minerals Disclosure

Item 1.01    Conflict Minerals Disclosure and Report

This Form SD of Methode Electronics, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2013 to December 31, 2013.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 hereto and is publicly available through the Company’s website: www.methode.com.

Item 1.02    Exhibit
The Company has filed the Conflict Minerals Report required by Item 1.01 as Exhibit 1.02 to this Form SD.
Section 2 - Exhibits

Item 2.01	Exhibits
The following exhibit is filed as part of this report:
Exhibit 1.02 - Conflict Minerals Report of Methode Electronics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

METHODE ELECTRONICS, INC.
Date:	June 2, 2014	By:	/s/ Douglas A. Koman
Douglas A. Koman
Chief Financial Officer